INTERNET CONSULTING SERVICES AGREEMENT

	This Agreement is made between Steve Goodman, having his principal place of business at 5885 South Big Canyon Drive, Greenwood Village, Colorado 80111, and also maintaining an office at 7887 East Belleview Avenue, Suite 1100, Englewood, Colorado 80111 (hereinafter, the "Consultant") and Betting, Inc., a Missouri corporation, having its principal place of business at 31310 Eaglehaven Center, Suite 10, Rancho Palos Verdes, California 90275 (hereinafter, the "Client").

	WHEREAS, the Consultant has knowledge and expertise in many areas including development of sites on the World Wide Web portions of the Internet and information about publicly traded companies, the use of the media known as the Internet, and the evaluation of company operations, as well as the coordination of and compatibility between several aspects and/or division or same or related web sites and the underlying companies involved; Consultant has and is willing or provide his services to the Client on the terms and subject to the conditions set forth below;

	WHEREAS, the Client is a publicly held corporation with its common stock trading on the OTC Bulletin Board and desires to further develop its business and to combine its business through a joint venture or similar transaction with another like or similarly related OTC Bulletin Board company. The intention of the Client is to take advantage of the vast opportunities available on the Internet and to make its name and business better known to the financial and "on-line" communities. Client desires to engage Consultant and Consultant desires to be engaged by Client, to provide Internet and internet related services to the Client on the terms and subject to the conditions set forth in a writing yet to be mutually furnished by both the Client and the Consultant.

	NOW, THEREFORE, in consideration for the introduction to a realistic, substantial, and business compatible joint venture partner by Consultant and upon signing of a joint venture agreement between the companies, Client agrees as follows:

	1. Client agrees to pay Consultant two hundred fifty thousand (250,000) shares of S-8 free trading common shares of stock in the company Betting, Inc. Shares are due and payable immediately upon completion and/or signing of this Agreement.
2.  Proprietary Rights of Client.

	As between Client and Consultant, "Client Content" shall remain the sole and exclusive property of Client, or of the joint venture resulting from Consultant's introductions, including, without limitation, all copyrights, trademarks, patents, trade secrets, and any other proprietary rights. Nothing in this Agreement shall be construed to grant Consultant any ownership right in, or license to, the "Client Content," except as may otherwise to provided for in this Agreement.

3.  Confidentiality.

	Each party agrees that during the course of this Agreement, information that is confidential or proprietary may be disclosed to the other party, including, but not limited to, software, technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, product and business plans, advertising revenues, usage rates, advertising relationships, projections, and marketing data ("Confidential Information"). Confidential Information shall not include information that the receiving party can demonstrate (a) is, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than the receiving party, (b) was known to the receiving party as of the time of its disclosure, (c) is independently developed by the receiving party , or (d) is subsequently learned from a third party not under a confidentiality obligation to the providing party.

4.  Late Payment.

	Client shall pay to Consultant all fees within five (5) days of the date of the applicable Consultant invoice. If Client fails to pay any fees within five (5) days from the date due, late charges of 1 1/2% per month will also become payable by Client to Consultant. In addition, failure of Client to finally pay any fees within twenty (20) days after the applicable due date shall be deemed a material breach of this Agreement, justifying suspension of the performance of the "Services" provided and/or invoiced by Consultant, will be sufficient cause for immediate termination of this Agreement by Consultant. Any such suspension will in no way relieve Client from payment of past due fees plus interest and in event of collection enforcement, Client shall be liable for any costs associated with such collection, including, but not limited to, legal costs, attorneys' fees, courts costs, and collection agency fees.

5.  Indemnification.

5.1  Client.

	Client agrees to indemnify, defend, and shall hold harmless Consultant and /or his agents, and to defend any action brought against said parties with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees to the extent that such action is based upon a claim that: (i) is true,
(ii) would constitute a breach of any of Client's representations, warranties, or agreements hereunder, or (iii) arises out of the negligence or willful misconduct of Client, or any Client Content to be provided by Client and does not violate any rights of third parties, including, without limitation, rights of publicity, privacy, patents, copyrights, trademarks, trade secrets, and/or licenses.

5.2  Consultant.

	Consultant agrees to indemnify, defend, and shall hold harmless Client, its directors, employees and agents, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees, to the extent that such an action arises out of the gross negligence or willful misconduct of Consultant.

6.  Notice.

	In claiming any indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim, which the indemnified party believes falls within the scope of the foregoing paragraphs. The indemnifies party may, at its expense, assist o the defense it is so chooses, provided that the indemnifying party shall control such defense, and all negotiations relative to the settlement of any such claim. Any further provided that any settlement intended to bind the indemnified party shall not be final without the indemnified party's written consent, which shall not be unreasonably withheld.

7.  Limitation of Liability.

	Consultant shall have no liability with respect to Consultant's obligations under this Agreement or otherwise for consequential, exemplary, special, incidental, or punitive damages even if Consultant has been advised of the possibility of such damages. In any event, the liability of Consultant to Client for any reason and upon any cause of action, regardless of the form in which the legal or equitable action may be brought, including, without limitation, any action in tort or contract, shall not exceed fifty percent (50%) of the fee paid by Client to Consultant for the specific service provided that is in question.

8.  Termination and Renewal.

8.1  Term.

	This Agreement shall become effective on the date appearing next to the signatures below and terminate one (1) year thereafter (the "Initial Term"), unless otherwise agreed upon by Consultant and Client. This Agreement shall automatically be renewed beyond the Initial Term for additional one (1) year terms (hereinafter, a "Renewal Term") unless Client and Consultant mutually agree to some other arrangement..

8.2  Termination.

	Either party may terminate this Agreement if done so, in writing within thirty (30) calendar days prior to such action, or if the other party materially braces any of its representations, warranties or obligations under this Agreement. Such breach will result in the other party being responsible to reimburse the non-defaulting party for all costs incurred directly as a result of the breach of this Agreement and shall be subject to such damages as may be allowed by law including all attorneys' fees and costs of enforcing the terms of this Agreement.

8.3  Termination and Payment.

	Upon any termination or expiration of this Agreement, Client shall pay all unpaid and outstanding fees through the effective date of termination or expiration of this Agreement. And upon such termination, Consultant shall provide and deliver to Client any and all outstanding services due through the effective date of this Agreement.

9.  Miscellaneous.

9.1  Entire Agreement.

	Client represents to have read this Agreement and accepts all the terms and conditions herein. Client agrees to be bound by the terms hereof and also agrees that this is the complete and exclusive agreement by and between Client and Consultant and supercedes all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter. This Agreement is binding on all successors and/or assigns of the parties.

9.2  Independent Contractor.

	This Agreement establishes and "independent contractor" relationship between Consultant and Client.

9.3  Assignment.

	Client shall not assign, without the prior written consent of Consultant, its rights, duties or obligation under this Agreement to any person or entity, in whole or in part, whether by assignment, merger, transfer of assets, sale of stock, or otherwise, and any attempt to do so shall be deemed a material breach of this Agreement.

9.4  Jurisdiction.

	Nothing contained herein shall be deemed to require the Client to take any action contrary to its Certificate of Incorporation or Bylaws and shall be enforceable under the laws of the State of Colorado.

	IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and have agreed to and accepted the terms herein on this date, appearing next to their signatures.

BETTING, INC.


By:  /s/  Thomas S. Hughes		Date: May 3, 1998
Thomas S. Hughes, Chairman
and Chief Executive Officer


  /s/  Steve Goodman			Date: May 2, 1998
Steve Goodman